Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Matt Schuler	Date	August 10, 2017
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Grocery-Anchored Retail Center in Las Vegas

Chicago (August 10, 2017) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Montecito Marketplace, a 190,000 square-foot high-volume grocery-anchored neighborhood shopping center located in Las Vegas, Nevada. The property is fully leased, and is anchored by a high-volume Smith’s Grocery (a subsidiary of Kroger (NYSE: KR)) and TJ Maxx (NYSE: TJX) with the balance made up of national and regional necessity-based restaurants, banks and personal service tenants. The purchase price was approximately $63 million.

Las Vegas has benefitted from steady population growth due to its high quality of life, lower housing costs and favorable tax benefits. The residential housing market has grown by 15 percent since 2000, and median new home prices have increased by six percent to $312,000. Among metropolitan areas with over one million residents, Las Vegas had the nation’s fourth-fastest growing population in 2016, and, according to Esri, is projected to grow at double the U.S. rate through 2022.

The North Las Vegas submarket has seen 23% growth in population with median incomes that are 45% higher than the Las Vegas average. Over 200,000 people earning an average household income of $89,000 reside within a five-mile radius of Montecito Marketplace, which is anticipated to increase to $99,000 by 2022, according to Esri. The submarket also exhibits a unique suburban environment due to the local employment base operating with a 24/7 three shift schedule.

“Montecito Marketplace is an excellent fit within JLL Income Property Trust’s retail portfolio, as we increase exposure to high-quality, grocery-anchored centers in strong metropolitan markets,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This property’s irreplaceable location, high credit profile and long-term leases make it an excellent addition to our core, income-oriented portfolio.”

Montecito Marketplace is strategically located just off the I-95/I-215 interchange with visibility to an estimated 52,000 vehicles per day, and is part of the larger 330-acre Montecito Town Center, a mixed use development that benefits from close proximity to several large employers including military, hospitality and healthcare services. The property offers excellent visibility and access with a 93% STARS score, LaSalle’s Supermarket Trade Area Ranking System (STARS) which analyzes over 40,000 grocery-anchored centers based on spending power and competition in the trade area.

JLL Income Property Trust is an institutionally managed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

###

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.